EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 3, 2006, relating to the consolidated financial statements of BlackRock Holdco 2, Inc., (formerly known as BlackRock, Inc.; referred to as “Old BlackRock” in this Registration Statement) and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Old BlackRock for the year ended December 31, 2005, and to the reference to us, in relation to the financial statements of BlackRock, Inc., under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

December 15, 2006